EXHIBIT 99.1

        Self-Destructing Video Email Introduced by BigString Corporation

         RED BANK, N.J., January 12 -- BigString Corporation (OTCBB: BSGC) announced the beta release of video email that can be programmed to self-destruct after a specific number of viewings or a set time.

         "This self-destructing feature allows individuals and companies to maintain control of their intellectual property," stated Darin Myman, President and CEO of BigString Corporation. "For individuals it can prevent the forwarding of personal videos that can become embarrassing fodder for the Internet. Entertainment companies and musicians can now send a once-viewable video of a performance or song. Videos that are time sensitive can be set to self-destruct at a specific time or day."

         Using the free BigString Email Service, five-minute video emails can be easily uploaded directly from a video camera or computer without having to use downloads or plug-ins. Users can register for a free account at BigString.com.

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming that can be controlled by the Internet audience.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: BigString Corporation, Darin Myman, 732-741-2840, darin@bigstring.com Greene Inc., Howard Greene, 516-825-0400, greenepr@aol.com